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                                                          Exhibits 5.1 and 23.1


                   [Letterhead of Thelen Reid & Priest LLP]



                               October 25, 1999



Advanced Energy Industries, Inc.
1625 Sharp Point Drive
Fort Collins, CO  80525


Ladies and Gentlemen:

          We have acted as counsel for Advanced Energy Industries, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-3, File No. 333-87455 (the "Form S-3") relating to the issuance and sale by the Company of up to $115,000,000 of convertible subordinated notes (the "Notes") and the issuance of common stock, $0.001 par value, of the Company ("Common Stock") on conversion of the Notes.

         In so acting, we have examined the Form S-3, the Company's Certificate of Incorporation and Bylaws, as in effect as of the date hereof, the form of underwriting agreement relating to the Notes (the "Underwriting Agreement"), the form of Indenture relating to the Notes (the "Indenture"), and such other documents, records, certificates of officers of the Company, certificates of public officials and other instruments as we have deemed necessary or appropriate under the circumstances for purpose of giving the opinion expressed herein. In making such examinations, we have assumed (a) the genuineness of all signatures; (b) the authenticity of all documents submitted to us as originals; (c) the conformity to original documents of all documents submitted to us as certified copies or photocopies; and (d) the identity and capacity of all individuals acting or purporting to act as public officials.

          Based upon, subject to and limited by the foregoing, we are of the opinion that:

          (1) The Notes, when issued in accordance with the Underwriting Agreement and executed and authenticated in accordance with the Indenture, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights generally, including without limitation laws relating to fraudulent transfers or conveyances, preferences and equitable subordination; (b) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a

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Advanced Energy Industries, Inc.
October 25, 1999
Page 2

proceeding in equity or at law); and (c) the unenforceability under certain circumstances of provisions purporting to release or exculpate any party from liability for its acts or omissions, or purporting to impose a duty upon any party to indemnify any other party when any claimed damages result from the negligence, gross negligence or willful misconduct of the party seeking such indemnity.

          (2) The Common Stock issuable upon conversion of the Notes, when issued upon such conversion in accordance with the terms of the Notes, will be legally issued, fully paid and non-assessable.

          In giving the foregoing opinions, we have assumed that (a) the Board of Directors of the Company, or the duly authorized committee thereof, approves the price at which the Notes are to be sold, (b) the Board of Directors of the Company duly authorizes the issuance of the Notes and the terms thereof are duly established in accordance with the provisions of the Indenture, (c) the Notes are duly authenticated by the Trustee and duly executed and delivered on behalf of the Company against payment therefor in accordance with the terms of such Board of Directors action, the Underwriting Agreement, and the Indenture, (d) the Board of Directors of the Company duly authorizes the issuance of the Common Stock, (e) the Board of Directors of the Company, or the duly authorized committee thereof, determines that tender of the Notes to be converted constitutes adequate consideration for the issuance of the Common Stock, (f) the consideration for the issuance of the Common Stock is at least equal to the aggregate par value of the Common Stock, (g) the Company and the underwriters of the offering of the Notes duly execute and deliver the Underwriting Agreement, substantially in the form reviewed by us, (h) the Company and the Trustee under the Indenture duly execute and deliver the Indenture, substantially in the form reviewed by us,
(i) the Form S-3 is effective as of the time of the sale, and (j) the Company actually receives the price for the Notes and the consideration for the Common Stock that is approved by the Board of Directors or duly authorized committee.

          We are members of the bar of the State of New York and we express no opinion as to the laws of any state or jurisdiction other than federal laws of the United States, the laws of the State of New York and the corporate laws of the State of Delaware.

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Advanced Energy Industries, Inc.
October 25, 1999
Page 3

          We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Form S-3. We further consent to the use of our name under the heading "Legal Matters" in the prospectus included in the Form S-3.

                                              Very truly yours,

                                        /s/  Thelen Reid & Priest LLP

                                          THELEN REID & PRIEST LLP